Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an additional 500,000 shares of common stock under the NMT Medical, Inc. Amended and Restated 2007 Stock Incentive Plan of our report dated March 9, 2007, with respect to the consolidated financial statements of NMT Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 29, 2010